EXHIBIT 4.2

APTARGROUP, INC.

3.25% Senior Note, Series 2008-C-1 due September 5, 2022

No.	September 5, 2012
$	PPN 038336 C#8

FOR VALUE RECEIVED, the undersigned, AptarGroup, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                                 , or its registered assigns, the principal sum of                                  DOLLARS (or so much thereof as shall not have been prepaid) on September 5, 2022, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.25% per annum from the date hereof, payable semiannually, on the 5th day of March and September in each year, commencing with the March or September next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the greater of (i) 5.25% or (ii) 2% over the rate of interest publicly announced by Bank of America from time to time in Chicago, Illinois as its “base” or “prime” rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Chicago, Illinois or at the principal office of Bank of America in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Second Supplemental Note Purchase Agreement dated as of September 5, 2012 (the “Second Supplemental Note Purchase Agreement”) between the Company and the Series 2008-C Purchasers named therein and is entitled to the benefits thereof.  The Second Supplemental Note Purchase Agreement supplements that certain Note Purchase Agreement dated as of July 31, 2008 as amended by that certain First Amendment to Note Purchase Agreement dated as of November 30, 2010 and as supplemented by that certain Supplemental Note Purchase Agreement dated as of November 30, 2010 (as from time to time further amended or supplemented, including as supplemented by the Second Supplemental Note Purchase Agreement, the “Note Purchase Agreement”).  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default (as defined in the Note Purchase Agreement) occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit or require application of the laws of a jurisdiction other than such State.

APTARGROUP, INC.

By
Name:	Stephen J. Hagge
Title:	President and Chief Executive Officer